AMENDMENT TO EXECUTIVE AGREEMENT

THIS AMENDMENT (the “Amendment”) is made as of December 23, 2008, by and between FIRST CHESTER COUNTY CORPORATION, a Pennsylvania business corporation, and FIRST NATIONAL BANK OF CHESTER COUNTY, a wholly-owned subsidiary of First Chester County Corporation and a national banking association (individually, the “Corporation” and “Bank,” respectively, and collectively, “FNB”) and John A. Featherman, III (“Executive”).

BACKGROUND

WHEREAS, FNB and Executive entered into an agreement, dated as of June 27, 2008 (the “Executive Agreement”) under which Executive is entitled to certain payments and benefits in connection with Executive’s termination of employment from FNB in certain circumstances (“Severance”);

WHEREAS, FNB and Executive have determined it is in their mutual best interest to modify the Severance available under the Executive Agreement in order for FNB to qualify for participation in the Capital Purchase Program established by the U. S. Treasury pursuant to the Emergency Economic Stabilization Act of 2008;

WHEREAS, it is in the best interests of Executive and FNB to amend the Executive Agreement to comply with final regulations issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) in order for Executive to avoid the adverse tax consequences that would arise from a failure to comply with Code Section 409A, including the accelerated recognition of income by Executive and an imposition of an additional 20% excise tax on Severance payable to Executive under the Executive Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties, intending to be legally bound hereby amend the Executive Agreement by adding the following new Section 16 to the end thereof:

16.	Restrictions and Limitations

(a)       In General       Notwithstanding any provision of this Agreement or any other compensation arrangement to the contrary, in the event that FNB participates in the Capital Purchase Program established by the U. S. Treasury pursuant to the Emergency Economic Stabilization Act of 2008 (the “CPP”), Executive agrees that the benefits and payments otherwise due Executive under this Agreement and other compensation arrangements with FNB shall be restricted, modified or eliminated as is necessary to satisfy the requirements of 31 CFR Part 30 or such other guidance or regulations promulgated by the U. S. Treasury under the CPP (“CPP Regulations”), including but not limited to the limitations and restrictions described in Section 16(b) and (c).

(b)       Limitation on Severance         If Executive is or becomes a “senior executive officer” (SEO), within the meaning of the CPP Regulations, Executive agrees that during the period the U. S. Treasury holds an equity or debt position of FNB acquired under the CPP, the present value of all benefits and payments otherwise due Executive under this Agreement and all other compensation arrangements with FNB on account of Executive’s “applicable severance from employment,” as defined under the CPP Regulations, shall be limited to 2.99 times Executive’s “base amount,” as defined under the CPP Regulations.

(c)       Recovery of Certain Payments           If Executive is or becomes an SEO, Executive agrees that any payments made to Executive during the period the U. S. Treasury holds an equity or debt position of FNB acquired under the CPP under this Agreement or other bonus or incentive compensation arrangements with FNB, shall be subject to recovery by FNB at anytime to the extent such payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric.

(d)       Compliance with Code Section 409A           For purposes of this Agreement, Executive’s termination of employment shall mean Executive’s “separation from service” as defined under Code Section 409A. Each payment under this Agreement that is determined to be subject to Section 409A shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” (as defined in Section 409A of the Code) as of his “separation from service” (as defined in Section 409A of the Code), then the payment of any amounts payable hereunder that are subject to Section 409A of the Code shall be postponed in compliance with Section 409A (without any reduction in such payments ultimately paid or provided to Executive) until the first payroll date that occurs after the date that is six (6) months following Executive’s “separation from service.” Any such postponed payments shall be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six (6) months following Executive’s “separation from service.” If Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to Executive’s estate within sixty (60) days after the date of his death.

            IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

FIRST NATIONAL BANK OF CHESTER COUNTY

By:	/s/ Kevin C. Quinn
Kevin C. Quinn, President

FIRST CHESTER COUNTY CORPORATION

By:	/s/ Kevin C. Quinn
Kevin C. Quinn, President

EXECUTIVE

  /s/ John A. Featherman, III

John A. Featherman, III